EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement for BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan on Form S-8 of our reports dated February 12, 2009, relating to the financial statements of BorgWarner Inc. and Consolidated Subsidiaries (the “Company”) (which reports express an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the Company’s changes in its methods of accounting in 2007 for income taxes as a result of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and in 2006 for defined benefit pension and other postretirement plans as a result of adopting SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP.
Deloitte & Touche LLP.
Detroit, Michigan
June 2, 2009